Exhibit 99.1

Marshall Edwards, Inc.

CONTACTS:	Warren Lancaster
+1-203-966-2556 (USA)
warren.lancaster@marshalledwardsinc.com

David Sheon
+1 202 547-2880 (USA)
dsheon@WHITECOATstrategies.com
FOR IMMEDIATE RELEASE
MARSHALL EDWARDS, INC. ANNOUNCES STOCKHOLDER APPROVAL
AND IMPLEMENTATION OF 1:10 REVERSE STOCK SPLIT
NEW CANAAN, CT — March 31, 2010 — Marshall Edwards, Inc. (NASDAQ: MSHL), a specialist oncology company focusing on the clinical development of novel anti-cancer therapeutics, today announced that a Special Meeting of Stockholders on March 29, 2010, its stockholders approved an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a 1-for-10 reverse split ratio. With approximately 87% of eligible votes being cast, stockholders voted more than 99% in favor of the reverse stock split.
The Company’s reverse stock split of its outstanding common stock will take effect at the start of trading on Wednesday, March 31, 2010 on a 1-for-10 split adjusted basis. The Company’s shares will continue to trade on a split-adjusted basis under the temporary ticker symbol “MSHLD” for a period of 20 trading days to indicate the reverse split has occurred. The Company’s symbol will revert back to its original symbol “MSHL” on April 28, 2010. In connection with the reverse split, the Company’s common stock has been assigned a new CUSIP number 572322 402.
The primary objective of the reverse stock split is to maintain the Company’s listing on the NASDAQ Global Market by gaining compliance with NASDAQ’s minimum share price listing requirement.
Under the terms of the reverse split, every 10 shares of Company’s issued and outstanding common stock were combined into one share of common stock. The reverse split has reduced the number of shares of outstanding common stock from approximately 73,463,233, based on the number of shares outstanding as of January 31, 2010, to approximately 7,346,323. No fractional shares of common stock were issued as a result of the reverse stock split. Holders of common stock who, as a result of the reverse stock split, would otherwise have received a fractional share of common stock, are entitled to receive a cash amount equal to the proceeds attributable to the sale of such fractional shares of common stock following the aggregation and sale by the Company’s transfer agent of all fractional shares of common stock otherwise issuable.
About Marshall Edwards, Inc.
Marshall Edwards, Inc. is a specialist oncology company focused on the clinical development of novel anti-cancer therapeutics. These derive from a flavonoid technology platform, which has generated a number of novel compounds characterized by broad ranging activity against a range of cancer cell types with few side effects. The combination of anti-tumor cell activity and low toxicity is believed to be a result of the ability of these compounds to target an enzyme present in the cell membrane of cancer cells, thereby inhibiting the production of pro-survival proteins within the cell. Marshall Edwards has licensed rights from Novogen Limited (ASX: NRT NASDAQ: NVGN) to bring four oncology drugs — phenoxodiol, triphendiol NV-143 and NV-128 — to market globally.
Marshall Edwards is majority owned by Novogen, an Australian biotechnology company that is specializing in the development of therapeutics based on a flavonoid technology platform. Novogen is developing a range of therapeutics across the fields of oncology, cardiovascular disease and inflammatory diseases. More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.